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                                                                    EXHIBIT 10.4

                             [AvalonBay Letterhead]

                                  July 30, 1999

[ADDRESS OF MR. MICHAUX/BLAIR/SLATER]

Dear           :
    -----------

     Reference is made to the employment agreement between you and AvalonBay Communities, Inc. (sometimes referred to below as the "Company") dated March 9, 1998 (as the same has been or may hereafter be amended, the "Employment Agreement"). This letter sets forth our understanding with regard to certain matters related to, or certain interpretations of, the Employment Agreement. Capitalized terms that are used herein and not defined herein have the meanings given thereto in the Employment Agreement, and section references refer to sections of the Employment Agreement.

     (i) TREATMENT OF "MERGER OPTIONS." On or about March 8, 1998 you were granted, by Avalon Properties, Inc., the Avalon Stock Option, which is now an option to purchase shares of common stock of the Company. You acknowledge that, since such option was not part of your normal annual equity compensation, it was not the intent of you or the Company to include, and there shall not be included, the value of such option in any calculation of Covered Compensation or Covered Average Compensation, and that the value of such option shall have no impact on any cash payments made under Section 7(c) of the Agreement. [NOT APPLICABLE TO MR. MICHAUX - NO GRANT ON 3/8/98 OF AN OPTION]

     (ii) OPTION VALUATIONS. You acknowledge that, for purposes of Section 7(b)(6)(A), the value of any option may be determined by the Compensation Committee of the Board of Directors at any time after its grant date by setting such value at the value determined by a nationally recognized accounting firm or employee benefits compensation firm, selected by such Committee, that calculates such value in accordance with a Black-Scholes formula or variations thereof using such parameters and procedures (including, without limitation, parameters and procedures used to measure the historical volatility of the Company's common stock as of the relevant grant date) as the Compensation Committee and/or such firm deems reasonably appropriate. In all events, if the parameters used for valuing any option for purposes of Section 7(b)(6)(A) are the same as the parameters used for valuing any other options for purposes of disclosure or inclusion in the Company's financial statements or financial statement footnotes, then such parameters shall be deemed reasonable.


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     (iii) EFFECT ON OPTIONS OF A TERMINATION UNDER EMPLOYMENT AGREEMENT. The
     stock option and restricted stock agreements (the "Equity Award Agreements") that you have or may hereafter receive may contain language regarding the effect of a termination of your employment under certain circumstances. Notwithstanding such language in the Equity Award Agreements, for so long as the Employment Agreement is in effect the Company will be obligated, if the terms of the Employment Agreement are more favorable in this regard than the terms of the Equity Award Agreements, to take the actions required under Sections 7(c)(ii), 7(c)(iii)(C), 7(c)(iv)(C), and 7(c)(v)C) of the Employment Agreement upon the happening of the circumstances described in such sections. Those sections provide that the Company will cause you to become vested as of the Date of Termination in all equity based awards, and that such equity based awards will thereafter be subject to the provisions of the applicable Equity Award Agreement as it applies to vested awards upon a termination.

          For purposes of clarification, you acknowledge that although an option grant may vest under the termination circumstances described above, such option will thereafter be exercisable only for so long as the related option agreement provides, except that the Compensation Committee may, in its sole discretion, elect to extend the expiration date of such option. For example, in general your option agreements provide that (in the absence of an extension by the Compensation Committee) upon a termination of employment for any reason other than death, disability, retirement or cause, any vested options will only be exercisable for three months from the date of termination or, if earlier, the expiration date of the option.

     (iv) PAYMENT OF ACCRUED SALARY AND BONUS UPON TERMINATION FOR CAUSE. The last sentence of Section 7(b)(1), which states that upon the giving of a notice of termination for Cause no further payments shall be due you, is subject, nevertheless, to the provisions of Section 7(c)(vi), which states that upon a termination other than for death, disability, non-renewal, or termination without cause you shall receive, through the Date of Termination, all accrued but unpaid Base Salary and all earned but unpaid cash incentive compensation.

     (v) DEFINITION OF CAUSE IN EQUITY AWARD AGREEMENTS. Notwithstanding the definition of "Cause" which may appear in an Equity Award Agreement, for so long as the Employment Agreement is in effect (X) any "for Cause" termination must be in compliance with the terms of the Employment Agreement, including the definition of "Cause" set forth therein and (Y) only in the event of a "for Cause" termination that meets both the definition in the Employment Agreement and the definition in the Equity Award Agreement will the disposition of options and restricted stock under such Equity Award Agreement be treated in the manner described in such Equity Award Agreement in the case of a termination "for Cause".

     Please indicate your acknowledgement and agreement with the above by executing this letter below and returning one copy to Edward M. Schulman, Vice President - General Counsel.


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                                    Very truly yours,


                                    Gilbert M. Meyer
                                    Executive Chairman


ACKNOWLEDGED AND AGREED:



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